EXHIBIT 99.1

Date: January 29, 2004

Contact: Christopher M. Jakubik, Vice President, Corporate Investor Relations, (617) 421-7968
               Eric A. Kraus, Vice President, Corporate Communications, (617) 421-7194

GILLETTE REPORTS RECORD EARNINGS IN 2003

Boston -- The Gillette Company today announced full-year and fourth-quarter results. For the year, Gillette reported record earnings per share on the strength of solid growth in net sales and double-digit percentage increases in profit from operations and income from continuing operations. Strong new and established product performance and portfolio-wide marketing investments drove the gains despite heightened competition and costs related to a manufacturing realignment in Europe.

For the third consecutive year, the Gillette Blade and Razor business generated a new record global market share, reflecting the continued growth of its Mach3Turbo and Venus premium systems and its new Sensor3 premium disposable razor. In Batteries, strong sales growth and exceptional profit gains were achieved, as Duracell reduced its prices, cut promotional activity, and lowered its manufacturing costs. In Oral Care, Oral-B increased its global market share of total brushing by 1.4 points to 34 percent.

For the year, net sales rose to $9.25 billion, an increase of 9 percent from $8.45 billion in 2002, as strong marketing programs fueled the growth of both new and established products. Solid volume gains and favorable product mix accounted for 4 percentage points of net sales growth. Favorable foreign exchange, chiefly in Europe, contributed 5 percentage points of the increase.

Profit from operations for the year 2003 climbed to $2.00 billion, 11 percent above the previous year, driven by sales growth from new products, ongoing trade-up to premium shaving systems and disposables, and savings from cost-elimination programs.

– more –

Income from continuing operations for the year rose to $1.38 billion, 14 percent higher than the prior year. Net income for the year was $1.39 billion, a 14 percent increase from $1.22 billion in 2002.

Diluted net income per common share from continuing operations climbed 18 percent, to $1.34, compared with $1.14 a year ago. Diluted net income per common share was $1.35, a 17 percent increase from $1.15 in 2002.

For the quarter, net sales rose 4 percent to $2.62 billion from $2.53 billion in the fourth quarter of 2002. Sales growth for the quarter was tempered by advance shipments of razors in the third quarter for holiday programs and weak demand for Braun and power oral care products in Europe, which was offset by favorable foreign exchange of 7 percent.

Profit from operations for the quarter was $514 million, compared with $510 million in the prior year, reflecting an ongoing mix shift to more profitable premium shaving systems, and cost savings from sourcing and manufacturing efficiencies that funded higher investment in advertising and offset a $50 million provision to realign European blade and razor manufacturing.

Income from continuing operations increased 6 percent to $358 million, compared with $339 million in the prior year. Net income for the quarter was $368 million, a 6 percent increase from $346 million in 2002. Diluted net income per common share from continuing operations of 35 cents grew 9 percent, from 32 cents in 2002. Diluted net income per common share was 36 cents, a 9 percent increase from 33 cents in 2002.

– more –

“Our turnaround momentum accelerated last year. Our record earnings came in the face of heightened competition in our key categories, which we met with very successful new products, re-energized established brands and innovative marketing programs,” said James M. Kilts, chairman, president and chief executive officer of Gillette.

“We said that despite new competitive entries in blades and razors, we would grow our franchise strongly and reach our overall financial targets ... and that is exactly what we did. In fact, our blade and razor business provided an uninterrupted flow of achievements throughout the year: a new record global market share of 72.5 percent; a two-to-one consumer preference win by Mach3Turbo over the newest competitive entry; a 13 percent year-over-year increase in the fourth quarter of Mach3 retail razor sales in North America; a 17 percent increase in full-year global retail consumption of Mach3 blades and razors; an increase in our global share of disposables for the first time in four years; a 17 percent increase in constant dollar retail growth for Venus; and plans for launching three new trade-up products in 2004 – Venus Divine for women, Sensor3 refillable system for our Sensor users, and our M3Power system, which re-defines the standard of performance for wet shaving.

“Importantly, we continue to strengthen our financial performance by further reducing costs, improving our asset management and increasing the return on capital through extending the lifecycle of our technology- and performance-based products in blades and razors, oral care and dry shaving.

“Overall we are making excellent progress in our transformation of Gillette to a company capable of producing consistent, sustainable earnings growth that over time will put us at the top of our sector,” he said.

– more –

Results by business segment follow.

  Blades and Razors sales for the year of $3.87 billion were 13 percent higher than in 2002, and profit of $1.43 billion increased 10 percent from the prior year. These results reflected the continued strong performance of Gillette's premium shaving systems and disposables that were supported by a double-digit increase in marketing investment. For the fourth quarter, sales of $939 million increased 5 percent versus the prior year. Sales growth was tempered by advance shipments of razors in the third quarter for holiday programs, which was offset by favorable foreign exchange of 7 percent. Profit of $305 million was down 2 percent from a year ago and included $50 million of costs related to the realignment of European manufacturing operations. Despite increased competitive activity, fourth-quarter Gillette razor retail volume increased 5 percent, both globally and in North America. The Mach3 franchise continued to grow strongly, with global retail razor sales up 10 percent, including 13 percent in North America, and Mach3 global blade share up 2.5 percentage points to 29 percent. The success of the recently introduced Sensor3 premium disposable increased Gillette's share of the global disposable razor market by almost 1 point to 57 percent.

  Duracell sales for the year of $2.02 billion grew 6 percent, benefiting from spikes in consumer demand in both the first and third quarters due to U.S. homeland security concerns and electrical blackouts, respectively. Profit of $348 million increased 49 percent from the prior year, reflecting sales gains, manufacturing efficiencies and overhead cost savings. For the fourth quarter, sales of $685 million increased 5 percent, while profit climbed 35 percent to $149 million. Margin in the quarter improved considerably, reflecting substantial cost savings. Sales growth in the quarter resulted from favorable foreign exchange of 5 percent, the positive effect of lower trade and consumer spending and, to a lesser extent, the addition of the Nanfu battery business in China. These gains were partially offset by the impact of lower prices from Duracell's price-deal realignment initiative.

  – more –

  Oral Care sales for the year of $1.33 billion were 6 percent higher than in 2002. Profit of $218 million decreased 2 percent from the prior year, as improved product mix was offset by higher exchange-driven export costs from Europe in the power segment, a double-digit increase in marketing spending to launch new products, and higher warranty-related provisions incurred in the first quarter. Sales of $388 million for the fourth quarter increased slightly, benefiting from favorable foreign exchange of 7 percent. Profit of $52 million decreased 12 percent. Excellent share gains in all segments worldwide were offset by a contraction in the power toothbrush market in Europe, notably in Germany, which led to trade inventory destocking in the fourth quarter. The quarter's lower profit and margin resulted from higher export costs from Europe in the power segment and a double-digit increase in advertising to support new product launches behind the high-scoring "Brush like a Dentist" advertising campaign.

  Braun sales for the year of $1.18 billion increased 11 percent, including a 9 percent gain from foreign exchange. Profit of $49 million fell 35 percent. These results reflected weakness in the male shaver segment, higher exchange-driven European-based costs, and incremental warranty provisions incurred in the first quarter of 2003. Sales for the fourth quarter of $385 million were 4 percent higher than a year ago and benefited from favorable foreign exchange of 10 percent. In North America, strong consumer demand for Braun's new FreeGlider and Flex XP2 shavers drove Braun's U.S. dollar share to 24 percent, up 1 percentage point. However, this gain was more than offset by weak category dynamics in male shavers in Europe and Japan. Reduced consumption levels in both Europe and Japan resulted in trade destocking, which, in turn, lowered year-over-year shipments in the fourth quarter. Profit of $6 million was affected by an unfavorable shift in product mix related to the weak male shaver segment, a double-digit increase in marketing spending to support new product launches and higher European-based manufacturing costs due to exchange.

  – more –

  Personal Care sales for the year of $864 million increased 6 percent, and profit of $73 million rose 43 percent, driven by the success of antiperspirants and shave preparations and cost savings. Sales of $225 million for the fourth quarter were 1 percent higher than in the previous year and benefited from favorable foreign exchange of 6 percent. Profit of $23 million increased 28 percent, driven by growth in new products, supported by a double-digit percentage increase in advertising, and margin enhancement from cost savings. Gillette antiperspirants and deodorants in the U.S. reached their highest share level in four years, behind the continued growth of the flagship Right Guard brand. Gillette shave preparations reached their highest share in three years in both North America and Europe behind the success of Satin Care and the relaunch of the Gillette Series line. Fourth-quarter 2003 sales growth was tempered by comparisons with pipeline shipments of Gillette Series in Europe and AMEE markets in the fourth quarter of 2002.

Net interest expense was substantially lower in the quarter and for the total year. The effective tax rate for the fourth quarter and full year was 30 percent, down 1 percentage point from 2002.

The Company's strong operating performance led to $2.28 billion in free cash flow* in 2003, up significantly from $1.72 billion in the prior year. The Company also repurchased 40.8 million shares during 2003, at a cost of $1.27 billion. Capital expenditures, at $408 million in 2003, were essentially unchanged from 2002.

# # #

* Free cash flow, defined as net cash provided by operating activities net of capital expenditures and asset disposals, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

This release contains “forward-looking statements” about the Company´s future performance. There are, however, a number of factors that can affect the Company´s future prospects and progress. These include, among other things, the acceptance of new products, economic conditions and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company´s 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.

– more –

The consolidated income statement data follow:

                                                      Three Months Ended                     Twelve Months Ended
(Millions, except per share amounts)                     December 31                             December 31
                                                 -----------------------------          ------------------------------

                                                     2003           2002                    2003            2002
                                                     ----           ----                    ----            ----
Net Sales                                           $2,622         $2,529                  $9,252         $8,453
                                                    ======         ======                  ======         ======
Profit from Operations                              $  514        $   510                  $2,003         $1,809
                                                    ======        =======                  ======         ======

Income from Continuing Operations                     $512        $   491                  $1,964         $1,752
   before Income Taxes
Income Taxes                                          $154        $   152                  $  589        $   543
                                                      ----        -------                  ------        -------
Net Income from Continuing Operations                 $358        $   339                  $1,375         $1,209

Net Income from Discontinued Operations              $  10      $       7                $     10      $       7
                                                     -----      ---------                --------      ---------
Net Income                                           $ 368       $   346                  $1,385         $1,216
                                                     =====       =======                  =======        ======
Net Income per Common Share:
 -Basic:
      Continuing Operations                          $0.36          $0.32                   $1.35          $1.15
      Discontinued Operations                        $0.00          $0.01                   $0.01          $0.00
                                                     -----          -----                   -----          -----
      Net Income                                     $0.36          $0.33                   $1.36          $1.15

 -Assuming Full Dilution:
      Continuing Operations                          $0.35          $0.32                   $1.34          $1.14
      Discontinued Operations                        $0.01          $0.01                   $0.01          $0.01
                                                     -----          -----                   -----          -----
      Net Income                                     $0.36          $0.33                   $1.35          $1.15

Average Number of Common Shares Outstanding:

Basic                                            1,010          1,051                   1,021          1,055
    Assuming Full Dilution                           1,013          1,053                   1,024          1,059

The data reported above for the three months ended December 31, 2003 and 2002, and for the twelve months ended December 31, 2003, are based on unaudited statements of income, and include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

– more –

The condensed consolidated balance sheet data follow:

                                                      December 31,             December 31,
(Millions)                                                2003                      2002
                                                   -------------------      -------------------

Cash and Cash Equivalents                               $   681                  $   801
Net Trade Accounts Receivable                               920                    1,202
Inventories                                               1,094                      928
Other Current Assets                                        955                      866
Net Property, Plant and Equipment                         3,642                    3,565
Other Assets, Including Goodwill and
     Intangibles                                          2,663                    2,501
                                                          -----                    -----
Total Assets                                             $9,955                  $ 9,863
                                                         ======                  =======

Total Debt                                               $3,312                   $3,657
Other Current Liabilities                                 2,799                    2,288
Other Noncurrent Liabilities                              1,620                    1,658
Stockholders´ Equity, before
   Treasury Stock                                         8,889                    7,652
Treasury Stock                                           (6,665)                  (5,392)
                                                         -------                  -------
Stockholders´ Equity                                      2,224                    2,260
                                                          -----                    -----
Total Liabilities and Stockholders´
Equity                                                  $9,955                   $9,863
                                                         ======                   ======

The data reported above for December 31, 2003 are based on an unaudited balance sheet, and include all adjustments that the Company considers necessary for a fair presentation of financial position for that period.

– more –

Free cash flow, defined as net cash provided by operating activities net of capital expenditures and asset disposals, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. A reconciliation of free cash flow to the increase in cash and cash equivalents in accordance with Generally Accepted Accounting Principles (GAAP) follows.

                                                Three Months Ended December 31                 Twelve Months Ended December 31
                                              -------------------------------------------    -------------------------------------------------
       (Millions)                                  2003                2002                       2003                    2002
                                              -----------          -------------             --------------          ---------------

       Profit From Operations                      $514                $510                     $2,003                  $1,809
       Depreciation/Amortization                    148                 129                        578                     500
       Working Capital (a)                          543                 339                        615                     538
       Taxes                                       (154)               (152)                      (589)                   (543)
       Interest                                      (7)                (12)                       (42)                    (59)
       Other                                       (106)               (157)                        75                    (168)

       Net Cash Provided by Operating               938                 657                      2,640                   2,077
       Activities

       Capital Expenditures                        (190)               (127)                      (408)                   (405)
       Asset Disposals                               17                  12                         45                      43

                                                          --------               --------                   --------                 ---------
       Free Cash Flow (c)                                  $765                   $542                      $2,277                    $1,715
                                                          --------               --------                   --------                 ---------

       Acquisition of Business, net                   3                  (1)                      (155)                      -
       of Cash Acquired, and Other
                                              -----------          -------------             --------------          ---------------
       Net Cash Used by Investing                  (170)               (116)                      (518)                   (362)
       Activities

       Net Cash Used by Financing                  (935)               (728)                    (2,250)                 (1,844)
       Activities (b)

       Effect of Exchange Rate Changes
       on Cash                                        3                   3                          8                       5

       Net Cash Provided (Used) by
       Discontinued   Operations                      -                   4                          -                     (22)

                                              -----------          -------------             --------------          ---------------
       Decrease in Cash and Cash
       Equivalents (GAAP basis)                   $(164)              $(180)                     $(120)                  $(146)
                                              ===========          =============             ==============          ===============
(a)      Includes changes in accounts receivables, inventories, accounts payable and other current assets and liabilities.
(b)      The three and twelve month periods ended December 31, 2003 include share repurchases of $204 million and $1.27 billion, respectively.  The three and twelve month periods ended December 31, 2002 include share repurchases of $427 million.
(c)      The three month periods ended December 31, 2003 and 2002 include pension funding of $32 million and $288 million, respectively.  The twelve month periods ended December 31, 2003 and 2002 include pension funding of $72 million and
         $529 million, respectively.

The data reported above for the three months ended December 31, 2003 and 2002, and for the twelve months ended December 31, 2003, are based on unaudited statements of cash flows, and include all adjustments that the Company considers necessary for a fair presentation of results for these periods.